EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Affinity Bancshares, Inc. of our report dated March 18, 2022, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Affinity Bancshares, Inc. for the year ended December 31, 2021.
/s/ Wipfli LLP

Atlanta, Georgia
May 25, 2022